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Invesco
PowerShares         Leading the Intelligent ETF Revolution(r)

                                                      Filed pursuant to Rule 433
                                                      Registration Statement No.
                                                  333-162195 Dated March 3, 2010
BASE METAL
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The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index- Optimum Yield Industrial
Metals(TM) (the "Index"), which is designed to reflect the performance of certain aluminum, copper and zinc futures contracts plus the returns from investing in 3 month United States Treasury bills.

 Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
 Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than
 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.
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 Fact Sheet    Prospectus

 -------------------------------------------------------------------------------
 Financial Details
                        BDD            BDG             BOS           BOM
 Last Update            3/2/2010       3/2/2010        3/2/2010      3/2/2010
                        3:58 PM EST    12:00 AM EST    9:44 AM EST   3:55 PM EST

Price                        15.49           22.23           22.70         17.03
Indicative Intra-day
 Value                       15.52           22.54           22.44         16.98
Last End of Day
 RP Value                   15.144         22.2579         22.7412       17.4441
Last Date for End
 of Day Value             3/1/2010        3/1/2010        3/1/2010      3/1/2010

 Index History(1) (Growth  of $10,000  since July 31, 2006)

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PowerShares DB Base Metals
ETN & Index Data

Ticker Symbols
Base Metals Double BDD
Long
Base Metals Long               BDG
Base Metals Short              BOS
Base Metals Double             BOM
Short

Intraday Indicative Value
Symbols
Base Metals Double           BDDIV
Long
Base Metals Long             BDGIV
Base Metals Short            BOSIV
Base Metals Double           BOMIV
Short

CUSIP Symbols
Base Metals Double       25154K841
Long
Base Metals Long         25154K825
Base Metals Short        25154K833
Base Metals Double       25154K858
Short

Details
ETN price at listing        $25.00
Inception  date            6/16/08
Maturity date               6/1/38
Yearly investor fee         0.75%
Listing exchange         NYSE Arca
Index Symbol                DBBMIX

Issuer
Deutsche Bank AG, London
Branch
Long-term Unsecured Obligations

Risks
[] Non-principal protected
[] Leveraged losses

----------------------------------------------------------------------------------------------------
ETN Performance & Index History (%)(1)
As of 12/31/2009                                       1 Year    3 Year    5 Year  10 Year   Inception
ETN Performance
Base Metals Double Long                                232.47         -         -        -    -20.94
Base Metals Long                                        87.37         -         -        -     -3.54
Base Metals Short                                      -50.90         -         -        -     -8.54
Base Metals Double Short                               -77.78         -         -        -    -24.54
Index History
Deutsche  Bank Liquid  Commodity Index-                232.47    -16.56         -        -    -20.94
Optimum  Yield Industrial  Metals(TM)  +2x Levered

Deutsche  Bank Liquid  Commodity Index-                 87.37     -3.01         -        -     -3.54
Optimum  Yield Industrial  Metals(TM)  +1x Levered

Deutsche  Bank Liquid  Commodity Index-                -50.90     -2.77         -        -     -8.54
Optimum  Industrial Metals(TM)  -1x Levered

Deutsche  Bank Liquid  Commodity Index-                -77.78    -13.69         -        -    -24.54
Optimum  Industrial Metals(TM)  -2x Levered

Comparative Indexes(2)
S&P  500 Index                                          26.46     -5.63         -        -     -9.46
Barclays Capital U.S. Aggregate Bond  Index              5.93      6.04         -        -      7.17

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Index Weights
As of 3/1/2010
Commodity                                          Contract Expiry Date                   Weight (%)
Aluminium                                                    11/17/2010                        33.34
Copper  - Grade A                                             3/16/2011                        35.03
Zinc                                                          5/19/2010                        31.63

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals(TM) is
July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals Excess Return(TM) (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

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[] Subject to an investor fee Index history does not reflect any transaction
[] Limitations on repurchase  costs or expenses. Indexes are unmanaged, and you
[] Concentrated exposure to   cannot invest directly in an index. PAST
   Base Metals                PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.
[] Acceleration risk          For current index and PowerShares DB Base Metals
                              ETN performance, go to dbfunds.db.com/notes.
Benefits
[] Leveraged and short notes  (2)The S&P 500(R) Index is an unmanaged index
[] Relatively low cost        used as a measurement of change in stock market
[] Intraday access            conditions based on the performance of a
[] Listed                     specified group of common stocks. The Barclays
[] Transparent                Capital U.S. Aggregate Bond Index(TM) is an
[] Tax treatment(3)           unmanaged index considered representative of the
                              U.S. investment-grade, fixed-rate bond market.
                              Correlation indicates the degree to which two
                              investments have historically moved in the same
                              direction and magnitude. Volatility is the
                              annualized standard deviation of monthly index
                              returns.

                              (3)Deutsche Bank AG, London Branch, Invesco
                              PowerShares and their affiliates do not provide
                              tax advice, and nothing contained herein should be
                              construed to be tax advice. Please be advised that
                              any discussion of U.S. tax matters contained
                              herein (including attachments) (i) is not intended
                              or written to be used, and cannot be used, by you
                              for the purpose of avoiding U.S. tax related
                              penalties and (ii) was written to support the
                              promotion or marketing of the transactions or
                              matters addressed herein. Accordingly, you should
                              seek advice based on your particular circumstances
                              from an independent tax advisor.

                              An investment in the PowerShares DB Base Metals
                              ETNs involves risks, including possible loss of
                              principal. For a description of the main risks,
                              see "Risk Factors" in the applicable pricing
                              supplement.

                              Not FDIC Insured -- No Bank Guarantee -- May Lose
                              Value

                              The PowerShares DB Base Metals ETNs are senior
                              unsecured obligations of Deutsche Bank AG, London
                              Branch that are linked to the Index. The
                              PowerShares DB Base Metals ETNs are riskier than
                              ordinary unsecured debt securities and have no
                              principal protection. Risks of investing in the
                              PowerShares DB Base Metals ETNs include limited
                              portfolio diversification, uncertain principal
                              repayment, trade price fluctuations, illiquidity
                              and leveraged losses. Investing in the PowerShares
                              DB Base Metals ETNs is not equivalent to a direct
                              investment in the Index or index components. The
                              investor fee will reduce the amount of your return
                              at maturity or upon redemption of your PowerShares
                              DB Base Metals ETNs even if the value of the
                              relevant index has increased. If at any time the
                              redemption value of the PowerShares DB Base Metals
                              ETNs is zero, your investment will expire
                              worthless. Deutsche Bank may accelerate the
                              PowerShares DB Base Metals ETNs upon the
                              occurrence of a regulatory event as described in
                              the pricing supplement. Ordinary brokerage
                              commissions apply, and there are tax consequences
                              in the event of sale, redemption or maturity of
                              the PowerShares DB Base Metals ETNs. Sales in the
                              secondary market may result in losses. An
                              investment in the PowerShares DB Base Metals ETNs
                              may not be suitable for all investors.

                              The PowerShares DB Base Metals ETNs are
                              concentrated in aluminum, copper and zinc futures
                              contracts. The market value of the PowerShares DB
                              Base Metals ETNs may be influenced by many
                              unpredictable factors, including, among other
                              things, volatile base metal prices, changes in
                              supply and demand relationships, changes in
                              interest rates, and monetary and other
                              governmental actions. The PowerShares DB Base
                              Metals ETNs are concentrated in a single commodity
                              sector, are speculative and generally will exhibit
                              higher volatility than commodity products linked
                              to more than one commodity sector.

                              The PowerShares DB Base Metals Double Long ETN and
                              PowerShares DB Base Metals Double Short ETN are
                              both leveraged investments. As such, they are
                              likely to be more volatile than an unleveraged
                              investment. There is also a greater risk of loss
                              of principal associated with a leveraged
                              investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly

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performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Base Metals ETNs' investment objective, risks, charges and expenses carefully before investing.